Exhibit 99(d)iii

STOCKHOLDERS' AGREEMENT

STOCKHOLDERS' AGREEMENT ("Agreement"), dated as of [________], 2006, among Central Freight Lines, Inc., a Nevada corporation (the "Company"), Jerry Moyes ("Moyes"), each of the individuals and entities listed on Schedule A to this Agreement (each a "Stockholder" and collectively, the "Stockholders") and each of the individuals and entities listed on Schedule B of this Agreement (each, an "Optionholder" and collectively, the "Optionholders").

R E C I T A L S

WHEREAS, Moyes is the owner beneficially and of record of shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"); and

WHEREAS, the Stockholders are and will be the owners beneficially and of record of shares of Common Stock;

WHEREAS, the Optionholders, upon the exercise of their options to acquire shares of Common Stock, will become Stockholders and subject to the terms of this Agreement applicable to Stockholders; and

WHEREAS, the Stockholders, Optionholders, Moyes and the Company desire to enter into this Agreement for the purpose of regulating certain aspects of the relationship of the Stockholders, Optionholders and Moyes with respect to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.    Restrictions on Liens

During the term of this Agreement, no Stockholder shall create, incur or assume or suffer to exist any lien, security interest, pledge, claim, option, right of first refusal or first offer or other encumbrance ("Liens") on his or its respective shares of Common Stock other than Liens created pursuant to the terms of this Agreement. Any attempt to place a Lien upon shares of Common Stock in violation of this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect to such attempted encumbrance in its books and records.

2.    Restrictions on Sale and Transfer of Common Stock by the Stockholders

(a)    During the term of this Agreement, no Stockholder shall directly or indirectly sell, assign, hypothecate, bequeath, transfer or otherwise dispose or convey a legal or beneficial interest in ("Transfer") any of such Stockholder's shares of Common Stock without first granting to Moyes a right of first refusal to acquire such Stockholder's shares of Common Stock as set forth in Section 5 below without the express written consent of Moyes, except as otherwise provided by this Agreement. Notwithstanding the foregoing, a Stockholder may, without the consent of Moyes, Transfer all or part of such Stockholder's Common Stock to a Permitted Transferee (as defined in Section 2(b)), provided that such Permitted Transferee in each such case agrees in a writing, satisfactory to the Company and Moyes, to be bound by all of the terms and conditions of this Agreement as if named as a "Stockholder" hereunder. The Company shall not transfer upon its books and records any shares of Common Stock to the extent prohibited by this Agreement and any purported Transfer in violation hereof shall be null and void and of no effect.

(b)    For purposes of this Agreement, a "Permitted Transferee" of any Stockholder, to the extent applicable, shall be (i) the Company; (ii) any trust of which such Stockholder is the trustee and the sole beneficiaries of which are one or more of such Stockholder, such Stockholder's spouse, children or step-children; (iii) any limited partnership, a general partner of which is the Stockholder and the limited partners of which are one or more of such Stockholder and such Stockholder's spouse, children or step-children; (iv) any limited liability company in which the Stockholder holds a majority of the membership interests and is the manager or the managing member; or (v) in the case of any Stockholder which is not an individual, a wholly-owned affiliate of such Stockholder.

As used in this Agreement, "affiliate" means, with respect to any individual, entity or group, any other individual, entity or group that controls, is controlled by or is under common control with, such individual, entity or group. For purposes of this definition, the term "control" (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

3.    Tag-Along Rights

(a)    Moyes shall not, during the term of this Agreement, sell (it being understood that the grant of a security interest, pledge or hypothecation shall not be deemed to be a sale) any of his Common Stock to a third party purchaser (other than to a Stockholder, a Permitted Transferee or to an affiliate of Moyes), that in such cases agrees to be bound by the terms and conditions of this Agreement, or pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act")) (a "Third Party"), unless the terms and conditions of such Transfer to such Third Party shall include an offer to the Stockholders to include at their option in the Transfer to such Third Party a number of shares of Common Stock, as applicable, owned by the Stockholders determined in accordance with Sections 3(b) and (c) below. If Moyes determines to accept an offer, during the term of this Agreement, from a Third Party to purchase the Moyes Common Stock that Moyes intends to accept, Moyes shall then cause the Third Party's offer to be reduced to writing (which writing shall include an offer to purchase shares of Common Stock, as applicable, from the Stockholders according to the terms and conditions of Section 3(b) and (c) hereof), and Moyes shall send written notice of the Third Party's offer (the "Written Notice") to the Stockholders. At any time within ten (10) business days after receipt of the Written Notice by the Stockholders, any one or more of the Stockholders may accept the offer included in the Written Notice for up to such number of shares of Common Stock, as applicable, as is determined in accordance with the provisions of Section 3(b) below by furnishing written notice of such acceptance to Moyes and delivering to Moyes the certificates representing the shares of Common Stock, as applicable, to be sold pursuant to such offer, together with a limited power-of-attorney authorizing Moyes to sell such shares of Common Stock to be sold pursuant to the terms of the Third Party’s offer, and such other transfer instruments and other documents in customary form as are reasonably requested by Moyes in order to effect such sale.

(b)    If any Stockholder elects to sell Common Stock to a Third Party pursuant to Section 3(a) above, such Stockholder shall have the right to sell up to that number of shares of Common Stock equal to the product of (A) the total number of shares of Common Stock to be acquired by the Third Party, times (B) a fraction, the numerator of which shall be the total number of issued and outstanding shares of Common Stock owned by such Stockholder and the denominator of which shall be the total number of shares of Common Stock then issued and outstanding.

(c)    The purchase of Common Stock, as applicable, by a Third Party from a Stockholder pursuant to this Section 3 shall be on the same terms and conditions, including the per share price and the date of Transfer, as is received by Moyes and stated in the Written Notice provided to the Stockholders pursuant to Section 3(a) above. Each Stockholder hereby agrees as to such Stockholder only that the willful failure by such Stockholder to Transfer the shares of Common Stock, as applicable, at the closing after acceptance of the offer included in the Written Notice shall constitute a material breach of this Agreement and Moyes shall, at his election, be relieved of all further obligations to such defaulting Stockholder under Section 3 of this Agreement, without waiving any other rights Moyes may have by reason of such breach. If, at the end of 180 days following the receipt of the Written Notice by the Stockholders, Moyes has not completed the Transfer of Common Stock in accordance with the terms of the Written Notice, the restrictions on Transfer contained in this Agreement with respect to Common Stock, as applicable, owned by Moyes shall again be in effect.

(d)    If within ten (10) business days after the receipt of the Written Notice by the Stockholders, a Stockholder has not accepted the offer contained in the Written Notice, such Stockholder shall be deemed to have waived any and all rights with respect to the Transfer of Common Stock, as applicable, described in the Written Notice and Moyes shall have 180 days in which to Transfer not more than the number of shares of outstanding Common Stock, as applicable, described in the Written Notice, on terms not more favorable to Moyes than were set forth in the Written Notice.

4.    Moyes Drag-Along Rights

(a)    Notwithstanding the provisions of Section 3 above, in the event Moyes proposes to sell all or a part of his shares of Common Stock, as applicable, to a Third Party (in an arms length transaction specifically excluding any affiliate of Moyes) during the term of this Agreement (an "Offer"), Moyes may, at his option, require each of the Stockholders (and their Permitted Transferees (other than Moyes and the Company)) and each of the Optionholders to sell that number of shares of Common Stock (including any Common Stock issuable upon the exercise of any stock options or other similar derivative instruments, including those options or instruments (or any restricted stock) vesting as a result of the relevant drag-along sale), as applicable, determined in accordance with Section 4(d), below to the Third Party by giving written notice (the "Notice") to the Stockholders and Optionholders not later than the fifteenth business day prior to the consummation of the sale contemplated by the Offer. The Notice shall contain written notice of the exercise of

Moyes' rights pursuant to Section 4 of this Agreement, setting forth the consideration per share to be paid by the Third Party and the other material terms and conditions of the Offer.

(b)    The purchase of Common Stock, as applicable, by a Third Party from the Stockholders (or their Permitted Transferees (other than Moyes and the Company)) and Optionholders (upon the exercise of any stock options) pursuant to this Section 4 shall be on the same terms and conditions, including the per share price and the date of Transfer, as applicable to Moyes and stated in the Notice provided to the Stockholders and the Optionholders pursuant to Section 4(a) above.

(c)    Within fifteen (15) business days following the date of the Notice, each of the Stockholders and Optionholders (or their Permitted Transferees (other than Moyes and the Company)) shall deliver to Moyes certificates representing the number of shares of Common Stock, as applicable, owned by the Stockholders (or their Permitted Transferees (other than Moyes and the Company)) and determined in accordance with Section 4(d) below and a limited power-of-attorney authorizing Moyes to sell such shares pursuant to the terms of the Offer, and such other transfer instruments and other documents in customary form as are reasonably requested by Moyes in order to effect such sale.

(d)    If Moyes exercises his rights pursuant to this Section 4 with respect to the Common Stock, each Stockholder and Optionholder (or their Permitted Transferees (other than Moyes and the Company)) shall sell that number of shares of Common Stock equal to the product of (A) the total number of shares of Common Stock to be acquired by the Third Party, times (B) a fraction, the numerator of which shall be the total number of shares of Common Stock owned by such Stockholder (or his or its Permitted Transferees (other than Moyes and the Company)) and the denominator of which shall be the total number of shares of Common Stock then collectively owned by Moyes and the Stockholders (and their Permitted Transferees (other than Moyes and the Company)).

5.    Right of First Refusal

No Stockholder (other than Moyes) shall sell any of his Common Stock to a Third Party unless such Stockholder shall first have complied with this Section 5. Any such Stockholder proposing to sell any Common Stock to a Third Party shall provide notice of such proposed sale (the "Sale Notice") to Moyes not less than forty-five (45) days prior to the date of the proposed sale. The Sale Notice shall include the date, price and other material terms of the proposed sale. Within thirty (30) days after receipt of the Sale Notice, Moyes may elect by notice to such Stockholder to purchase all of the Common Stock proposed to be sold to such Third Party, on the terms set forth in the Sale Notice. If Moyes makes such election, Moyes shall consummate the purchase of all of such Common Stock not later than sixty (60) days after making such election. If Moyes does not make such election, such Stockholder may proceed with the proposed sale to such Third Party on the terms set forth in the Sale Notice; provided, however, that if such sale is not concluded within forty-five (45) days of the date of the proposed sale as set forth in the Sale Notice, such Stockholder shall again provide Moyes with notice of any proposed sale of Common Stock and the opportunity to elect to purchase such Common Stock as provided herein, prior to any such sale.

6.    If Moyes approves an initial public offering and sale of Common Stock or other equity securities (a "Public Offering") pursuant to an effective registration statement under the Securities Act, the Stockholders and Optionholders will take all reasonably necessary or desirable actions in connection with the con-summation of the Public Offering; If such Public Offering is an underwritten offering and the managing underwriters (from a nationally recognized investment banking firm) advise the Company that in their opinion the Company's capital structure will adversely affect the marketability of the offering, each Stockholder and Optionholder will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters and Moyes find acceptable, and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company's Articles of Incorporation as in effect immediately prior to such Public Offering.

7.    The Company shall provide the Stockholders with not less than 10 days’ notice of any public offering and sale of Common Stock or other equity securities of the Company (an "Offering") pursuant to an effective registration statement under the Securities Act, (other than a registration statement on S-8, S-4 or any successor form), and will use its reasonable best efforts to effect in connection with the registration of such other securities, the registration under the Securities Act of all of the shares of Common Stock that each Stockholder notifies (which shall then become a Selling Stockholder) the Company in writing that such Stockholder elects to include in such Offering within 10 days of such notice from the Company; provided however that, if, at any time after giving such written notice of its intention to register any of its other securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such other securities, the Company may, at its election, give written notice of such determination to the Selling Stockholders (or, if prior to delivery of the Stockholders’ written request described above in this Section 6, the Stockholders) and thereupon the Company shall be relieved of its obligation to register such shares of Common Stock in connection with the registration of such other securities; provided further that, if such Offering is an underwritten offering and the managing underwriters determine (i) that the number of shares that the Stockholders have elected to include in the Offering exceeds the number of shares of Common Stock which can be sold (A) in an orderly manner in such Offering within a price range acceptable to the holders of a majority of the shares of Common Stock requesting such registration, or (B) without materially adversely affecting the market for the Common Stock, then the number of shares to be included by each Stockholder shall be reduced in the same proportion that the number of shares that such Stockholder has elected to include in such Offering bears to the total number of shares that all Stockholders have elected to be so included or (ii) that Stockholders should be excluded from the Offering, then no Stockholder shall be permitted to be participate in such Offering. Notwithstanding the foregoing, once Moyes has recovered his Transaction Costs (as defined in this paragraph) then, as between Moyes and his affiliates, on the one hand, and the Moyes Children's Trust, dated December 14, 1992 (the "Children's Trust"), on the other hand, the number of shares to be included in such Offering for the account of Moyes and his affiliates shall be reduced as necessary so that Moyes and his affiliates, on the one hand, and the Children’s Trust, on the other hand, are permitted to participate in such Offering on an equal basis but in no case greater than their combined pro rata portion of the total number of shares of Common Stock of the Company that all Stockholders of the Company have elected to include in such Offering. If such Offering is an underwritten offering and the managing underwriters (from a nationally recognized investment banking firm) advise the Company that in their opinion the Company's capital structure will adversely affect the marketability of the offering, each Stockholder and Optionholder will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters and Moyes find acceptable, and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company's Articles of Incorporation as in effect immediately prior to such Offering. "Transaction Costs" shall mean any investment, expenses or costs borne or incurred by Moyes or an entity controlled by Moyes (other than the Company) in connection with (i) consummating the transactions pursuant to the Agreement and Plan of Merger, dated as of January 30, 2006, by and among the Company, North American Truck Lines, LLC and Green Acquisition Company (the "Transaction")

and (ii) funding the operations of the Company after the consummation of the Transaction and before the consummation of the Offering.

8.    Legend on Certificates

The Stockholders agree that the following legend or such legend as shall be substituted therefor by amendment of this Agreement shall be placed on the certificates representing any Common Stock owned by each of them and shall be maintained on each and every such certificate so long as this Agreement remains in effect:

"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGIS-TERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE SECUR-ITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) IN THE WRIT-TEN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO CENTRAL FREIGHT LINES, INC., A NEVADA CORPORATION, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COM-PLI-ANCE THEREWITH.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUB-JECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREE-MENT DATED AS OF [ ], 2006, AMONG CENTRAL FREIGHT LINES, INC., A NEVADA CORPORATION, JERRY MOYES, AND EACH OF THE STOCKHOLDERS AND EACH OF THE OPTIONHOLDERS OF CENTRAL FREIGHT LINES, INC. NAMED THEREIN (THE "STOCK-HOLDERS' AGREEMENT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANS-FERRED, PLEDGED OR HYPO-THECATED EXCEPT IN ACCOR-DANCE WITH THE STOCK-HOLDERS' AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

9.    Term of Agreement

This Agreement shall terminate on the tenth anniversary of this Agreement; provided, however, Sections 1, 2, 3, 4, 5 and 6 will terminate upon the earlier to occur of (i) consummation of a Public Offering, (ii) a Sale or (iii) a Change in Control of the Company.

For purposes of this Agreement, (x) "Change in Control" means any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Moyes and his affiliates, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company, (y) "Sale" means the sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all or substantially all of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Third Party or group of Third Parties and (z) "Voting Stock" means capital stock of any class or classes of the Company, the holders of which are entitled, in the absence of contingencies, to participate generally in the election of the members of the Company's Board of Directors, and any securities of the Company convertible into, or exercisable or exchangeable for, any such capital stock of the Company.

10.    Entire Agreement; Amendments

(a)    This Agreement, including the other documents and writings referred to herein or delivered pursuant hereto and which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to such matters other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understand-ings between the parties with respect to its subject matter. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)    Except as otherwise set forth herein, this Agreement may be amended only by a written instrument approved by the Company, on the one hand, and on behalf of the other parties to this Agreement by the holders of at least 60% of the voting power of the Voting Stock of the Company then owned by the parties to this Agreement (other than the Company), on the other hand; provided, however, that any amendment which adversely affect the rights or obligations of the Stockholders hereunder or imposes additional obligations on such Stockholders shall also require the written approval of the holders of at least a majority of the Voting Stock of the

Company held by Stockholders other than Moyes; provided, further, that without the approval of any of the parties hereto, this Agreement may be amended by the Board of Directors:

(i)    as may be required to implement the addition of any person as a "Stockholder" hereunder, including, without limitation, as a result of the issuance or Transfer of shares of capital stock pursuant to the terms of this Agreement or otherwise; and

(ii)    (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other United States federal or state agency, or in any United States federal or state statute, compliance with which the Board of Directors deems to be in the best interests of the Company, (B) to change the name of the Company, and (C) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained herein or to make any other amendment or supplement with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, so long as such amendment or supplement under clause (ii)(C) does not adversely affect the interests of Moyes or the Stockholders hereunder.

11.    Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void unenforce-able or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

12.    No Implied Rights

Neither this Agreement nor any provision hereof nor any action taken or omitted to be taken hereunder shall be deemed to (a) create or confer on a Stockholder any right to be retained in the employ of the Company, or any subsidiary or affiliate thereof, (b) create or confer on an Optionholder any rights other than rights granted under such Optionholder's stock option agreement or (c) to interfere with or limit in any way the right of the Company or any subsidiary at any time.

13.    Headings

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.    Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery, if personally delivered or if sent by facsimile, or if mailed (registered or certified mail, postage prepaid, return receipt requested), on the third (3rd) business day following mailing as follows:

If to the Company, to:

Central Freight Lines, Inc.
15333 North Pima Road
Suite 230
Scottsdale, AZ 85260
Telephone: (480) 361-5289
Facsimile: (480) 361-5297
Attention: [                                ]

If to a Stockholder:
                at the address set forth below such Stockholder's name
on the signature page hereto

If to Moyes, to:
North American Truck Lines, LLC
2710 E. Old Tower Rd.
Phoenix, AZ 85034
Telephone: (602) 225-3712
Facsimile: (602) 275-6417
Attention: Jeff A. Shumway

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention: Stephen F. Arcano, Esq.
Telecopy: (212) 735-2000

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

15.    Successors and Assigns

Subject to the restrictions set forth elsewhere in this Agreement, all agreements herein contained shall apply to and bind, and inure to the benefit of and be enforceable by, each of the parties hereto and each of their respective heirs, executors, administrators, successors and permitted assigns. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time or from time to time following the date of this Agreement, Moyes shall be permitted to assign any and all of his rights and obligations hereunder to any affiliate of Moyes (provided that such affiliate shall assume in writing all of the obligations and duties of Moyes hereunder), and thereafter any and all references herein to Moyes shall refer to such affiliate. Other than as otherwise set forth in this Agreement, at no time shall any party be permitted to assign any of its rights or obligations hereunder to any other person or entity.

16.    Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES.

17.    Recapitalization, Exchanges, Stock Options, etc.

Affecting the Common Stock. As used in this Agreement, Common Stock includes any such stock issued upon exercise of stock options, warrants or other convertible securities. The provisions of this Agree-ment shall apply to the full extent set forth herein with re-spect to (a) the Common Stock and any option, right or warrant to acquire Common Stock owned on the date hereof or hereafter acquired, and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise)

which may be issued in respect of, upon conversion of, in exchange for, or in substitution for the Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination, the pro-visions of this Agreement shall be appropriately adjusted.

18.    Consent to Jurisdiction

Moyes and each Stockholder agree that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prose-cuted in a court in the State of Nevada. Moyes and each Stockholder hereby irrevocably and unconditionally consent and submit to the non-exclusive personal jurisdiction of any court in the State of Nevada in respect of any such pro-ceeding. Moyes and each Stockholder consents to service of process upon him or it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Moyes and each Stockholder waives any objection that he or it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Nevada and any claim that he or it may now or hereafter have that any such proceeding in any court in the State of Nevada has been brought in an inconvenient forum.

19.    Injunctive Relief

Each of the parties to this Agreement acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the de-fense in any action for injunctive relief, including specific performance, that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled to at law or in equity, shall be entitled to in-junctive relief, including specific performance, to enforce this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

20.    Counterparts

This Agreement may be executed simul-taneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CENTRAL FREIGHT LINES, INC.

By:
Name:
Title:

Jerry Moyes

The Stockholders:

NORTH AMERICAN TRUCK LINES, LLC

By:
Name:
Title:

Address:

JERRY AND VICKIE MOYES FAMILY TRUST, DATED DECEMBER 11, 1987

By:
Name:
Title:

Address:

MOYES CHILDREN'S TRUST, DATED DECEMBER 14, 1992

By:
Name:
Title:

Address:

The Optionholders:

Robert V. Fasso

Address:

BACK TO SCHEDULE 13E-3/A-2